Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF MYLAN

AND THE UPJOHN BUSINESS

On November 16, 2020, Viatris Inc., formerly known as Upjohn Inc. (“Viatris”), Mylan N.V. (“Mylan”) and Pfizer Inc. (“Pfizer”) announced that they had consummated the previously announced combination of Mylan with Pfizer’s off-patent branded and generic established medicines business (the “Upjohn Business”) through a Reverse Morris Trust transaction. In accordance with the terms and conditions of a Business Combination Agreement, dated as of July 29, 2019, as amended (the “BCA”), among Viatris, Mylan, Pfizer and certain of their affiliates, and a Separation and Distribution Agreement, dated as of July 29, 2019, as amended (the “SDA”) between Viatris and Pfizer, (1) Pfizer contributed the Upjohn Business to Viatris (the “Contribution”), so that the Upjohn Business was separated from the remainder of Pfizer’s businesses (the “Separation”), (2) following the Separation, Pfizer distributed, on a pro rata basis (based on the number of shares of Pfizer common stock held by holders of Pfizer common stock as of the record date of November 13, 2020 (the “Record Date”)), all of the shares of Viatris common stock held by Pfizer to Pfizer stockholders as of the Record Date (the “Distribution” and the time at which the Distribution occurred, the “Distribution Time”), and (3) immediately following the Distribution, Viatris and Mylan engaged in a strategic business combination transaction (the “Combination”). In addition, pursuant to the SDA and immediately prior to the Distribution, Viatris made a cash payment to Pfizer equal to $12 billion (the “Cash Distribution”) as partial consideration for the Contribution. As a result of the Combination, Viatris holds the combined Upjohn Business and Mylan business. Upon completion of the Distribution and the Combination, holders of Pfizer’s common stock as of the Record Date owned approximately 57% of the outstanding shares of Viatris common stock, and former Mylan shareholders owned approximately 43% of the outstanding shares of Viatris common stock, in each case on a fully diluted, as-converted and as-exercised basis. In connection with the Combination, on November 16, 2020, Mylan merged with and into Mylan II B.V., a company incorporated under the laws of the Netherlands and an indirect wholly owned subsidiary of Viatris, pursuant to and in accordance with the BCA. As a result of such merger, Mylan ceased to exist as a separate legal entity.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 combine the historical unaudited condensed consolidated and the historical audited consolidated statements of operations of Mylan and the historical unaudited condensed combined and the historical audited combined statements of income for the Upjohn Business, respectively, giving effect to the Combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet combines the historical unaudited condensed consolidated balance sheet of Mylan as of September 30, 2020 and the historical unaudited condensed combined balance sheet of the Upjohn Business as of September 27, 2020, giving effect to the Combination as if it had been consummated on September 30, 2020.

The unaudited pro forma condensed combined financial information was prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codifications (“ASC”) 805, with Mylan considered the accounting acquirer of the Upjohn Business. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. The unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to indicate the results that would have actually been attained had the Combination been completed on the assumed date or for the periods presented, or which may be realized in the future. The allocation of the purchase price of the Upjohn Business is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuations will not result in material changes to the purchase price allocation. The unaudited pro forma condensed combined financial information does not reflect these potential expenses, cost savings, operating synergies, or revenue enhancements or the costs necessary to achieve these cost savings, operating synergies, and revenue enhancements. Furthermore, Viatris could have reorganization and restructuring expenses as well as potential cost savings, operating synergies, or revenue enhancements as a result of the Combination. The unaudited pro forma condensed combined financial information reflects only the pro forma adjustments that are factually supportable, directly attributable to the Combination and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Viatris.

The BCA provides that Viatris will pay Pfizer for certain losses arising out of certain third-party actions following the closing date. See Note 3: “Purchase Price” below for more information on the litigation matters for which Viatris has agreed to pay Pfizer for a certain amount of losses. At September 30, 2020, Viatris has not estimated or accrued any amounts related to such contingency. Any such amount will be considered additional purchase price in the form of contingent consideration. At this time, Viatris does not have sufficient information available to make a preliminary estimate of the fair value of any contingent consideration.

The Upjohn Business’ historical combined financial statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn Business. These historical combined financial statements do not purport to reflect what the results of operations, comprehensive income, financial position, equity or cash flows would have been had the Upjohn Business operated as an independent standalone company during the periods presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following materials:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

Mylan’s historical audited consolidated financial statements and related notes contained in Mylan’s Annual Report on Form 10-K, as amended, as of and for the year ended December 31, 2019, which were filed with the U.S. Securities and Exchange Commission (“SEC”) on February 28, 2020;

•

Mylan’s historical unaudited condensed consolidated financial statements and related notes contained in Mylan’s Quarterly Report on Form 10-Q, as of and for the nine months ended September 30, 2020, which were filed with the SEC on November 6, 2020;

•	The Upjohn Business’ historical audited combined financial statements and related notes as of and for the year ended December 31, 2019, which were filed with the SEC on May 29, 2020; and

•

The Upjohn Business’ historical unaudited condensed combined financial statements and related notes as of and for the nine months ended September 27, 2020, which were filed with the SEC on January 29, 2021.

Viatris—Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2020

	Historical
(In millions)	Mylan	Upjohn Business after reclassifications (Note 5)	Pro Forma Adjustments	Note Reference	Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$665	$279	$(362)	6i	$474
			(192)	6i
			(37)	6g
			121	3
Accounts receivable, net	2,964	1,766	—		4,730
Inventories	3,022	1,271	1,695	6d	5,951
			(37)	6c
Prepaid expenses and other current assets	684	12,091	(11,413)	6l	1,639
			277	6p

Total current assets	7,335	15,407	(9,948)		12,794
Property, plant and equipment, net	2,058	994	(8)	6c	3,468
			424	6o
Intangible assets, net	10,966	1,330	18,220	6e	30,516
Goodwill	9,817	8,754	2,648	6b	12,465
			(8,754)	6b
Deferred income tax benefit	658	652	(296)	6c	1,014
Other assets	409	428	—		837

Total assets	$31,243	$27,566	$2,286		$61,094

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,448	$519	$—		$1,967
Short-term borrowings	—	5	—		5
Income taxes payable	343	418	(352)	6c	409
Current portion of long-term debt and other long-term obligations	3,238	—	—		3,238
Other current liabilities	2,246	1,958	(279)	6c	3,897
			(28)	6c

Total current liabilities	7,275	2,900	(659)		9,516
Long-term debt	9,102	11,535	759	6m	21,996
			600	4
Deferred income tax liability	1,417	27	3,661	6f	5,104
			(1)	6c
Other taxes payable	—	4,347	(4,347)	6c	—
Other long-term obligations	901	819	40	6j	1,751
			(9)	6c

Total liabilities	18,695	19,627	44		38,366
Equity:
Common stock
Shares issued	6	—	7	3	13
Additional paid-in capital	8,688	8,653	10,765	3	18,453
			(8,653)	6h
			(1,000)	6k
Retained earnings	6,277	—	(362)	6i	5,686
			(192)	6i
			(37)	6g
Accumulated other comprehensive loss	(1,424)	(714)	714	6h	(1,424)

	13,547	7,939	1,242		22,728
Treasury shares, at cost	(1,000)	—	1,000	6k	—
Total equity	12,548	7,939	2,242		22,728

Total liabilities and equity	$31,243	$27,566	$2,286		$61,094

Amounts may not add due to rounding

Viatris—Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2020

	Historical
(In millions, except for per share data)	Mylan	Upjohn Business after reclassifications (Note 5)	Pro Forma Adjustments	Note Reference	Pro Forma As Adjusted
Revenues:
Net sales	$8,232	$5,506	$(122)	7e	$13,616
Other revenues	90	1	—		91

Total revenues	8,322	5,507	(122)		13,707
Cost of sales	5,232	1,395	706	7a	7,320
			(38)	7e
			25	7f

Gross profit	3,090	4,112	(815)		6,387
Operating expenses:
Research and development	400	191	—		591
Selling, general, and administrative	1,983	1,198	(197)	7b	2,984
Litigation settlements and other contingencies, net	37	59	—		96

Total operating expenses	2,420	1,448	(197)		3,671

Earnings from operations	670	2,664	(618)		2,716
Interest expense	353	150	83	4	586
Other expense (income), net	25	164	—		189

Earnings before income tax and noncontrolling interest	292	2,349	(701)		1,940
Income tax provision	46	269	(126)	7c	189

Net earnings	246	2,080	(575)		1,751
Loss attributable to noncontrolling interests	—	(1)	—		(1)

Net earnings attributable to ordinary shareholders	$246	$2,081	$(575)		$1,752

Earnings per share applicable to ordinary shareholders:
Basic	$0.48	$—	$(0.83)		$1.45

Diluted	$0.48	$—	$(0.83)		$1.45

Weighted average shares outstanding:
Basic	516.8	—	692.8	7d	1,209.6

Diluted	517.3	—	692.8	7d	1,210.1

Amounts may not add due to rounding

Viatris—Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2019

	Historical
(In millions, except for per share data)	Mylan	Upjohn Business after reclassifications (Note 5)	Pro Forma Adjustments	Note Reference	Pro Forma As Adjusted
Revenues:
Net sales	$11,370	$10,244	$(144)	7e	$21,470
Other revenues	130	2	—		132

Total revenues	11,501	10,246	(144)		21,602
Cost of sales	7,603	1,929	974	7a	10,501
			(39)	7e
			34	7f

Gross profit	3,898	8,317	(1,113)		11,101
Operating expenses:
Research and development	640	279	—		919
Selling, general and administrative	2,564	2,343	(74)	7b	4,833
Litigation settlements and other contingencies, net	(21)	262	—		241

Total operating expenses	3,182	2,884	(74)		5,992

Earnings from operations	716	5,433	(1,039)		5,110
Interest expense	517	288	217	4	1,022
Other expense (income), net	44	(186)	—		(142)

Earnings before income tax and noncontrolling interest	154	5,331	(1,256)		4,229
Income tax provision	138	409	(253)	7c	294

Net earnings	17	4,922	(1,003)		3,936
Earnings attributable to noncontrolling interests	—	5	—		5

Net earnings attributable to ordinary shareholders	$17	$4,917	$(1,003)		$3,931

Earnings per share applicable to ordinary shareholders:
Basic	$0.03	$—	$(1.45)		$3.25

Diluted	$0.03	$—	$(1.45)		$3.25

Weighted average shares outstanding:
Basic	515.7	—	692.8	7d	1,208.6

Diluted	516.5	—	692.8	7d	1,209.4

Amounts may not add due to rounding

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	General

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan considered to be the accounting acquirer of the Upjohn Business. The historical financial information has been adjusted to give effect to pro forma events that are: factually supportable; directly attributable to the Combination; and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of Viatris. As such, the impact from transaction-related expenses are not included in the unaudited pro forma condensed combined statements of operations. However, the impact of these expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents with a corresponding decrease to retained earnings.

Assumptions and estimates underlying the pro forma adjustments are described in Notes 3 through 7. Since the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded at the date of consummation of the Combination may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and does not purport to indicate the results that would have actually been attained had the Combination been completed on the assumed date or for the periods presented, or which may be realized in the future.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Upjohn Business” and the historical combined financial statements of the Upjohn Business and the related notes thereto for the year ended December 31, 2019, that were previously filed with the SEC and the historical combined financial statements for the nine months ended September 27, 2020 filed with the SEC on January 29, 2021, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mylan’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 and Mylan’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, that were previously filed with the SEC, and the consolidated financial statements of Mylan and the related notes thereto previously filed with the SEC covering these periods.

The Combination has been accounted for using Mylan’s historical information and accounting policies and combining the assets and liabilities of the Upjohn Business at their respective estimated fair values. The assets and liabilities of the Upjohn Business have been measured at fair value based on various preliminary estimates using assumptions that Mylan’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. The total purchase price has been measured using the closing market price of Mylan ordinary shares as of November 16, 2020 (the date of the closing of the Combination). The purchase price allocation is preliminary and subject to finalization. Differences from these preliminary estimates could be material.

The Upjohn Business’ historical combined financial statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn Business. These historical combined financial statements do not purport to reflect what the results of operations, comprehensive income, financial position, equity or cash flows would have been had the Upjohn Business operated as an independent standalone company during the periods presented.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. Transaction costs incurred by Mylan totaled $197 million and $74 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively. These costs are included in the results of operations and eliminated in the unaudited pro forma condensed combined statements of operations adjustments. Transaction costs are not included in the historical combined financial statements of the Upjohn Business and therefore no related elimination was necessary in preparing the unaudited pro forma condensed combined statements of operations. Additionally, the unaudited pro forma condensed combined balance sheet reflects approximately $362 million and $192 million of estimated additional acquisition-related transaction costs to be incurred by Mylan and on behalf of the Upjohn Business, respectively, as a reduction of cash with a corresponding decrease in retained earnings. No tax effect was recorded for these costs as their deductibility has not been assessed. These costs are not presented in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact on the consolidated results of Viatris.

The unaudited pro forma condensed combined financial information does not reflect potential cost savings, operating synergies, or revenue enhancements that Viatris may achieve as a result of the Combination or the costs to combine the operations of Mylan and the Upjohn Business or the costs necessary to achieve these cost savings, operating synergies, and revenue enhancements.

3.	Purchase Price

Upon completion of the Combination the number of shares of Viatris common stock issued to Pfizer stockholders was approximately 692.8 million shares.

(in millions, except share and per share amounts)
Number of common shares issued to Pfizer stockholders (refer to Note 7d)	692,757,066
Mylan ordinary share closing price, as of November 16, 2020	$15.55

Total value of common shares issued	$10,772
Cash received from Pfizer *	$(121)

Total purchase price, net of cash received	$10,651

Goodwill	$2,648

*	Represents a receivable from Pfizer for the additional cash balances due to the Upjohn Business under the SDA. The amounts were received from Pfizer in 2021.

The BCA provides that Viatris will pay Pfizer following the closing date an amount equal to 57% of any losses actually incurred or suffered by Mylan, Viatris or their respective subsidiaries, after the date of the BCA, arising out of third-party actions relating to the manufacture, distribution, marketing, promotion or sale of opioids by or on behalf of Mylan or its subsidiaries.

On July 27, 2017, Mylan received a subpoena from the DOJ seeking information relating to opioids manufactured, marketed or sold by Mylan during the period from January 1, 2013 to December 31, 2016. On August 29, 2017, Mylan received a civil investigative demand from the Attorney General of the State of Missouri seeking information relating to opioids manufactured, marketed or sold by Mylan during the period from January 1, 2010 to the present and related subject matter. In November 2019, a subsidiary of Mylan received a subpoena from the New York Department of Financial Services as part of an industry-wide inquiry into the effect of opioid prescriptions on New York health insurance premiums. Mylan has, and Viatris continues to, fully cooperate with these subpoena requests.

Mylan along with other manufacturers, distributors, pharmacies, pharmacy benefit managers, and individual healthcare providers is a defendant in more than 1,000 cases in the United States and Canada filed by various plaintiffs, including counties, cities and other local governmental entities, asserting civil claims related to sales, marketing and/or distribution practices with respect to prescription opioid products. In addition, lawsuits have been filed as putative class actions including on behalf of children with Neonatal Abstinence Syndrome due to alleged exposure to opioids. The lawsuits generally seek equitable relief and monetary damages (including punitive and/or exemplary damages) based on a variety of legal theories, including various statutory and/or common law claims, such as negligence, public nuisance and unjust enrichment. The vast majority of these lawsuits have been consolidated in an MDL in the U.S. District Court for the Northern District Court of Ohio. A liability-only trial has been scheduled for November 2021 in a coordinated proceeding in West Virginia state court involving Mylan and numerous other manufacturers, distributors, and pharmacies. A trial has also been scheduled in a proceeding in Jefferson County, Missouri on June 6, 2022 involving Mylan and numerous other manufacturers, distributors and pharmacies. Viatris believes that the claims in these lawsuits are without merit and intends to defend against them vigorously.

At September 30, 2020, management has not estimated or accrued any amounts related to such contingency. Any such amount will be considered additional purchase price in the form of contingent consideration.

4.	Financing Adjustments

On June 16, 2020, Viatris entered into a delayed draw term loan credit agreement (the “Upjohn Term Loan Credit Agreement”), by and among Viatris, Mizuho Bank, Ltd. and MUFG Bank, Ltd., as administrative agent. The Upjohn Term Loan Credit Agreement provides for an 18-month $600.0 million principal amount delayed draw senior unsecured term loan facility (the “Upjohn Term Loan Credit Facility”). The $600.0 million was borrowed in connection with the closing of the Separation, Distribution and Combination in November 2020 to complete the transactions.

On June 22, 2020, Viatris completed a private offering of $7.45 billion aggregate principal amount of Viatris’ senior, U.S. dollar-denominated notes (the “Upjohn U.S. Dollar Notes”) and on June 23, 2020, Upjohn Finance B.V. (“Finco”), a wholly-owned financing subsidiary of Viatris, completed a private offering of €3.60 billion aggregate principal amount of Finco’s senior, euro-denominated notes (the “Upjohn Euro Notes” and, together with the Upjohn U.S. Dollar Notes, the “Upjohn Notes”), which are guaranteed on a senior unsecured basis by Viatris. Viatris utilized the net proceeds from the offerings of the Upjohn Notes, together with the net proceeds from the Upjohn Term Loan Credit Facility, to fund in full the Cash Distribution and related transaction fees and expenses. As the Upjohn Notes offerings occurred in June 2020, the Upjohn Notes are included in the long-term debt of the Upjohn Business as of September 30, 2020.

Adjustments to pro forma interest expense

a.

Pro forma adjustment to interest expense for the nine-months ended September 30, 2020 represents an incremental adjustment to pro forma interest expense of $83 million resulting from (i) interest expense of $168 million for the Upjohn U.S. Dollar Notes and Upjohn Term Loan Credit Facility using a weighted average interest rate of 2.84%, reduced by $24 million of premium amortization, (ii) interest expense of $40 million for the Upjohn Euro Notes using a weighted average interest rate of 1.37%, reduced by $24 million of premium amortization and (iii) reduced by the historical interest expense incurred by the Upjohn Business of $76 million.

b.

Pro forma adjustment to interest expense for the year ended December 31, 2019 represents an incremental adjustment to pro forma interest expense of $217 million resulting from (i) interest expense of $228 million for the Upjohn U.S. Dollar Notes and Upjohn Term Loan Credit Facility using a weighted average interest rate of 2.84%, reduced by $33 million of premium amortization and (ii) interest expense of $55 million for the Upjohn Euro Notes using a weighted average interest rate of 1.37%, reduced by $33 million of premium amortization.

5.	Pro Forma Reclassification Adjustments

Certain reclassifications have been recorded to the Upjohn Business’ historical combined financial information to conform to Mylan’s presentation, as follows:

Balance Sheet Reclassifications

As of September 27, 2020 (unaudited)
(in millions)	Upjohn Business before reclassification	Reclassification Amount	Note Ref	After Reclassification
Assets
Restricted short-term investments	$11,413	$(11,413)	5a	—
Trade accounts receivable, less allowance for doubtful accounts	1,958	(1,958)	5b	—
Accounts receivable, net	—	1,958	5b	1,766
		160	5c
		36	5d
		(388)	5e
Inventories	1,212	59	5f	1,271
Current tax assets	559	(559)	5g	—
Other current assets	315	(315)	5h	—
Prepaid expenses and other current assets	—	559	5g	12,091
		315	5h
		(160)	5c
		(36)	5d
		11,413	5a
Noncurrent deferred tax assets and other noncurrent tax assets	652	(652)	5i	—
Deferred income tax benefit	—	652	5i	652
Other noncurrent assets	487	(487)	5j	—
Other assets	—	487	5j	428
		(59)	5f
Liabilities and Equity
Trade accounts payable	463	(463)	5k	—
Accounts payable	—	463	5k	519
		56	5l
Accrued compensation and related items	311	(311)	5m	—
Other current liabilities	1,889	311	5m	1,958
		(56)	5l
		(186)	5e
Pension benefit obligations, net	365	(365)	5n	—
Postretirement benefit obligations, net	208	(208)	5o	—
Other noncurrent liabilities	448	(448)	5p	—
Other long-term obligations	—	365	5n	819
		208	5o
		448	5p
		(202)	5e
Business unit equity	8,653	(8,653)	5q	—
Additional paid in capital	—	8,653	5q	8,653

a.	Restricted short-term investments, representing money market funds, were reclassified to other current assets.

b.	Trade accounts receivable, less allowance for doubtful accounts was reclassified to accounts receivable, net.

c.

A reclassification adjustment of $160 million has been recorded to reduce the balance in prepaid expenses and other current assets and increase the balance in accounts receivable, net related to VAT receivables in accordance with Mylan’s grouping of accounts.

d.

A reclassification adjustment of $36 million has been recorded to reduce the balance in prepaid expenses and other current assets and increase the balance in accounts receivable, net related to other receivables in accordance with Mylan’s grouping of accounts.

e.

A reclassification adjustment of $388 million has been recorded to reduce the balance of accounts receivable, net, also reducing the balance of other current liabilities by $186 million and the balance of other long-term obligations by $202 million, related to presenting sales returns provisions in accordance with Mylan’s grouping of accounts.

f.

A reclassification adjustment of $59 million has been recorded to reduce the balance in other assets and increase the balance of inventories related to spare parts inventory in accordance with Mylan’s grouping of accounts.

g.	Current tax assets were reclassified to prepaid expenses and other current assets.

h.	Other current assets were reclassified to prepaid expenses and other current assets.

i.	Noncurrent deferred tax assets and other noncurrent tax assets were reclassified to deferred income tax benefit.

j.	Other noncurrent assets were reclassified to other assets.

k.	Trade accounts payable were reclassified to accounts payable.

l.

A reclassification adjustment of $56 million has been recorded to reduce the balance in other current liabilities and increase the balance in accounts payable related to VAT payables in accordance with Mylan’s grouping of accounts.

m.	Accrued compensation and related items were reclassified to other current liabilities.

n.	Pension benefit obligations, net were reclassified to other long-term obligations.

o.	Postretirement benefit obligations, net were reclassified to other long-term obligations.

p.	Other noncurrent liabilities were reclassified to other long-term obligations.

q.	Business unit equity was reclassified to additional paid in capital.

Statements of Operations Reclassifications

	For the nine months ended September 30, 2020			For the year ended December 31, 2019
(in millions)	Upjohn Business Before Reclassification	Reclassification Amount	After Reclassification	Upjohn Business Before Reclassification	Reclassification Amount	After Reclassification	Note Ref
Other revenues	$—	$1	$1	$—	$2	$2	5r
Cost of sales	1,228	109	1,395	1,713	148	1,929	5s
		58			68		5t
Selling, informational and administrative expenses	1,238	(1,238)	—	2,252	(2,252)	—	5u
Selling, general and administrative	—	1,238	1,198	—	2,252	2,343	5u
		18			159		5v
		(58)			(68)		5t
Amortization of intangible assets	109	(109)	—	148	(148)	—	5s
Restructuring charges	18	(18)	—	159	(159)	—	5v
Litigation settlements and other contingencies, net	—	59	59	—	262	262	5w
Other (income)/deductions - net	372	(372)	—	362	(362)	—	5x
Other expense (income), net	—	372	164	—	362	(186)	5x
		(59)			(262)		5w
		1			2		5r
		(150)			(288)		5y
Interest expense	—	150	150	—	288	288	5y

r.	Viatris has reclassified royalty-related income from other (income)/deductions, net to other revenue in accordance with Mylan’s grouping of accounts.

s.

Viatris has reclassified amortization of intangible assets expense to cost of sales in accordance with Mylan’s grouping of accounts. The amount reclassified was $109 million and $148 million for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively.

t.

Viatris has reclassified shipping and handling costs from selling, general and administrative expenses to cost of sales in accordance with Mylan’s grouping of accounts. The amount reclassified was $58 million and $68 million for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively.

u.	Selling, informational and administrative expenses were reclassified to selling, general and administrative.

v.

Viatris has reclassified restructuring charges to selling, general and administrative expenses in accordance with Mylan’s grouping of accounts. The amount reclassified was $18 million and $159 million for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively.

w.

Viatris has reclassified expenses for certain legal matters included in other (income)/deductions, net to litigation settlements and other contingencies, net in accordance with Mylan’s grouping of accounts. The amount reclassified was $59 million and $262 million for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively.

x.	Other (income)/deductions—net was reclassified to Other expense (income), net.

y.

Viatris has reclassified net interest expense-allocated included in other (income)/deductions, net to interest expense in accordance with Mylan’s grouping of accounts. The amount reclassified was $150 million and $288 million for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively.

Viatris is currently conducting a review of the Upjohn Business’ accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of the Upjohn Business’ results of operations or reclassification of assets or liabilities to conform to Viatris’ accounting policies and classifications. As a result of that review, Viatris may identify differences between the accounting policies that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information. During the preparation of this unaudited pro forma condensed combined financial information, management was not aware of any material differences between accounting policies, except for certain reclassifications necessary to conform to Mylan’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies between Mylan and the Upjohn Business.

6.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2020 are represented by the following:

(In millions)	Note	Amount
Purchase consideration
Fair value of total consideration transferred	3	$10,651
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Upjohn Business’ net assets	6a	7,939
Elimination of historical goodwill	6b	(8,754)
Short-term investments retained by Pfizer	6l	(11,413)
Fair value adjustment associated with debt issued	6m	(759)
Borrowing against the Upjohn Term Loan Credit Agreement	6n	(600)
Net liabilities not included in the Business Combination	6c	4,635
Receivable from Pfizer for additional cash balances due	6p	277
Preliminary estimate of fair value adjustment of net assets acquired
Inventories	6d	1,695
Intangible assets, net	6e	18,220
Property, plant and equipment, net	6o	424
Deferred income tax liability	6f	(3,661)

Net assets to be acquired		8,003

Goodwill	6b	$2,648

a.	Reflects the acquisition of the historical book value of net assets of the Upjohn Business.

b.

Reflects the elimination of the historical goodwill amount of approximately $8.8 billion and the recognition of estimated goodwill related to the acquisition of approximately $2.6 billion. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

c.

Reflects the elimination of certain assets and liabilities included in the Upjohn Business historical combined financial statements that were not assumed or acquired, partially offset by certain additional liabilities not included on historical combined financial statements but assumed.

(In millions)	Amount
Property, plant and equipment remaining with Pfizer	$(8)
Inventory remaining with Pfizer	(37)
Litigation related accruals remaining with Pfizer	279
Additional pension and post-retirement obligation, net transferring to Viatris	(40)
Restructuring liabilities retained by Pfizer	37
Tax related assets and liabilities remaining with Pfizer:
Deferred income tax benefit	(296)
Income taxes payable	352
Deferred income tax liability	1
Other taxes payable	4,347

Net liabilities not included in the Combination	$4,635

Tax related balances remaining with Pfizer primarily consists of noncurrent net tax liabilities associated with the U.S. Tax Cuts and Jobs Act repatriation tax on accumulated post-1986 foreign earnings and taxes for periods prior to the Combination date.

d.

Represents the estimated fair value adjustment to step-up inventory to fair value. The estimated step-up in inventory is preliminary and is subject to change based upon final determination of the fair values of finished goods and work in-process inventories. As there is no continuing impact of the inventory step-up on Viatris’ results, the increased value is not included in the unaudited pro forma condensed combined statement of operations.

e.

Reflects the elimination of the Upjohn Business’ historical intangible assets, net balance of approximately $1.3 billion and the recognition of the estimated fair value of product rights acquired of approximately $19.6 billion. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identified intangibles may differ materially from this preliminary determination.

The fair value estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated amount and timing of projected net cash flows for each year for each product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends or regulatory forces impacting the asset and each cash flow stream as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

f.

Reflects the deferred income tax liability of approximately $3.7 billion resulting from fair value adjustments for the inventory, property, plant and equipment and identifiable intangible assets acquired. This estimate of deferred income tax liabilities was determined based on the excess book basis over the tax basis of the inventory, property, plant and equipment and identifiable intangible assets acquired at an estimated 18% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Viatris’ final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed in the Combination.

g.	Adjustment to record a $37 million accrual due to change in control clauses in employment arrangements for certain Mylan employees.

h.	Adjustments to eliminate Pfizer’s net parent company investment in the Upjohn Business of approximately $8.7 billion and accumulated other comprehensive loss of $714 million.

i.	Adjustment to recognize estimate of additional transaction-related costs to be incurred of $362 million and $192 million by Mylan and the Upjohn Business, respectively.

j.	Adjustment to recognize additional pension and post-retirement obligations related to employees of the Upjohn Business expected to be assumed in the Combination of $40 million.

k.	Reflects the elimination of Mylan’s treasury shares as each ordinary share held in treasury will be canceled at the closing of the Combination.

l.

Reflects the payment of the $11.4 billion of debt proceeds from the issuance of the Upjohn Notes as part of the Cash Distribution. The amount was included as restricted short term investments on the historical balance sheet of the Upjohn Business.

m.

Represents the estimated fair value adjustment to the Upjohn Notes issued in conjunction with the Combination of approximately $759.0 million. The adjustment to fair value represents the difference between the notional value and market value as of the transaction date.

n.	Reflects the $600 million principal amount delayed draw senior unsecured term loan facility borrowed at closing in November 2020.

o.

Represents the estimated fair value adjustment to property, plant and equipment. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. The weighted average useful lives of all fixed assets have been preliminarily estimated to be 12 years. The estimated fair values and estimated useful lives are preliminary and subject to change once Viatris has sufficient information as to the specific types, nature, age, condition, and location of the Upjohn Business’ property, plant and equipment. The pro forma adjustment to property, plant and equipment, net also reflects the elimination of the Upjohn Business’ historical accumulated depreciation of $1,830 million against the gross carrying value of the related fixed assets of $2,870 million.

p.	Represents a receivable from Pfizer for the additional cash balances due to the Upjohn Business under the SDA. The amounts were received from Pfizer in 2021.

7.	Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined statements of operations are represented by the following:

a.

Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the nine months ended September 30, 2020 and the year ended December 31, 2019. The increase in amortization expense is recorded as follows:

			Amortization
($ in millions)	Useful Life	Fair Value	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Product Rights	18 years	$19,550	$815	$1,086
Less: Historical Amortization Expense of the Upjohn Business			109	148

Pro Forma Adjustment			$706	$938

The estimated weighted-average useful life of the product rights to be acquired is 18 years. A five percent (5%) increase or decrease in the fair value of the product rights would increase or decrease amortization by approximately $41 million for the nine months ended September 30, 2020 and approximately $54 million for the year ended December 31, 2019.

b.

Represents the elimination of transaction costs included in the historical financial statements of Mylan. An adjustment totaling $197 million was reflected in the unaudited pro forma condensed combined statements of operations to eliminate transaction costs incurred by Mylan for the nine months ended September 30, 2020. An adjustment totaling $74 million was reflected in the unaudited pro forma condensed combined statements of operations to eliminate transaction costs incurred by Mylan for the year ended December 31, 2019.

c.

Reflects the income tax effect of pro forma adjustments using an estimated weighted average statutory tax rate of 18% based upon the jurisdictions in which the adjustments are expected to occur. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

d.

Adjustment to increase shares of Viatris common stock outstanding after the closing of the Combination. As detailed below, Pfizer stockholders received approximately 692.8 million shares of Viatris common stock as consideration for the Upjohn Business representing 57% of fully diluted outstanding shares and with former Mylan shareholders holding 43% of fully diluted outstanding shares.

Mylan ordinary shares issued at November 16, 2020	541,545,055
Less: treasury shares	(24,598,074)

Mylan ordinary shares outstanding at November 16, 2020	516,946,981
Total impact of Mylan equity awards under the BCA	5,659,227
Fully dilutive Mylan shares to be exchanged in the Combination	522,606,208
Exchange Ratio	1.000

Total Viatris shares issued to Mylan shareholders	522,606,208
Mylan shareholders’ ownership percentage of Viatris	43%
Total Viatris shares outstanding at the Combination date	1,215,363,274
Viatris shares issued to Pfizer stockholders	692,757,066
Pfizer stockholders’ ownership percentage of Viatris	57%

e.

Represents the net sales and gross profit impact for the divestment of a number of products from Mylan and the Upjohn Business as required by certain regulatory authorities. An adjustment totaling $122 million and $38 million was recorded to net sales and cost of sales respectively to eliminate the impact of these products for the nine months ended September 30, 2020. An adjustment totaling $144 million and $39 million was recorded to net sales and cost of sales, respectively, to eliminate the impact of the products for the year ended December 31, 2019.

f.

Represents an adjustment to increase depreciation expense associated with fair value adjustments to the carrying value of property, plant and equipment for the nine months ended September 30, 2020 and the year ended December 31, 2019. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. The weighted average useful lives of all fixed assets have been preliminarily estimated to be 12 years. An adjustment totaling $25 million and $34 million was recorded to cost of sales to account for the additional depreciation of the assets for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively.

8.	Comparative Per Share Information

The following table sets forth selected historical share information of Mylan and unaudited pro forma share information of Viatris after giving effect to the Combination. Per share information for the Upjohn Business is not presented because the Upjohn Business did not have outstanding capital stock since its historical combined financial statements have been prepared on a carve-out basis.

	Nine Months Ended September 30, 2020		Year Ended December 31, 2019
(In millions, except for per share data)	Historical (unaudited)	Pro Forma	Historical	Pro Forma
Earnings per share applicable to ordinary shareholders:
Basic	$0.48	$1.45	$0.03	$3.13

Diluted	$0.48	$1.45	$0.03	$3.13

Weighted average shares outstanding:
Basic	516.8	1,209.6	515.7	1,208.6

Diluted	517.3	1,210.1	516.5	1,209.4